Rand Logistics Inc.

FOR IMMEDIATE RELEASE

          RAND LOGISTICS POSTS 38 PERCENT YEAR-OVER-YEAR REVENUE GROWTH
                      FOR THE THIRD QUARTER OF FISCAL 2008

           Reports Significant Improvement in Vessel Operating Margins

   Recent Completion of WMS Acquisition, Ongoing Vessel Upgrades and Recently
                Amended Financing Position Rand for Future Growth

New York, NY - February 14, 2008 - Rand Logistics Inc. (Nasdaq: RLOG; RLOGW; RLOGU) ("Rand") today announced operational and financial results for the fiscal third quarter ended December 31, 2007, and provided an update on recent business developments and their expected contribution to future results.

Business Highlights

      o Rand recently exercised its option and purchased three vessels it previously operated under a time charter from Wisconsin and Michigan Steamship ("WMS") for approximately $20 million in cash including transaction expenses. This acquisition represents a significant opportunity for future profit growth through the elimination of duplicate overhead and the full integration of the vessels into Rand's fleet, resulting in more cost efficient operations. Going forward, the results of the three vessels will be consolidated into Rand's financial statements, eliminating the Variable Interest Entity line item.

      o Rand has announced that it has begun an approximately $13 million project to repower the Saginaw, one of its Canadian-flagged vessels, with a new highly automated emissions-compliant power plant. The repowering is expected to improve operating margins due to an increase in speed, and a reduction in fuel consumption, labor, maintenance and other operating costs. Management estimates that the investment will generate an annual mid-teens return on investment and will be completed in April 2008.

      o The Company recently announced that it has amended its credit facility with GE Capital, increasing its borrowing capacity to approximately $100 million. The additional capital will be used to finance the WMS acquisition, the Saginaw repowering project and will provide additional liquidity for future capital investments.

      o Rand has decided to permanently retire the Calumet, the oldest and smallest vessel in its fleet. The capital investment required to enable the vessel to generate a satisfactory rate of return over the next five years was not justifiable. In addition, one of the three vessels purchased from WMS has been transferred to Canadian registry. The removal of the Calumet and one of the WMS vessels from the U.S. market reduces 3.0 million tons of capacity. The retirement of the Calumet will not have a material impact on Rand's cash flow.

      o During the nine months ended December 31, 2007, the Company incurred $1.2 million in one-time G&A expenses to improve its management infrastructure, upgrade business software and IT, and further improve internal controls. With this enhanced infrastructure in place, the Company now has the capacity to expand without substantially increasing overhead costs. Management believes that it has now substantially completed the necessary infrastructure investments.

Rand Chairman and Chief Executive Officer Laurence S. Levy commented, "The successful implementation of several strategic initiatives is the result of the continued execution of our business plan and the hard work of all our employees. We are pleased to be able to demonstrate the strength of our business and are excited about the growth opportunities that lie ahead."

Third Quarter Fiscal 2008 Financial Results

In the fiscal third quarter ended December 31, 2007, revenue increased 38% to $35.9 million, compared to $26.1 million in the prior year period, primarily due to increased freight rates, better operating efficiencies and the acquisition of the two Voyageur vessels. The increase in revenues was partially offset by a decrease in revenues from the three WMS vessels due to difficulties in assembling qualified crews to operate the vessels subsequent to the end of the previously announced work stoppage. These three vessels contributed $6.3 million of revenue during the period, compared to $7.5 million in the prior year period.

Excluding the VIE, earnings before interest, taxes, depreciation and amortization ("EBITDA") for the fiscal third quarter ended December 31, 2007, was $1.9 million, compared to $2.7 million in the prior year quarter. The decline in EBITDA was primarily due to:

o A loss of $1.1 million from the three vessels operated under the time charter with WMS for the three months ended December 31, 2007, due to the previously announced work stoppage, versus a profit of $1.2 million for the three months ended December 31, 2006; and,

o A $0.3 million charge to EBITDA associated with one-time expenses related to improving management infrastructure, upgrading business software and IT, and further improving internal controls.

Year To Date Fiscal 2008 Financial Results

For the nine months ended December 31, 2007, total revenues were $90.0 million, an increase of approximately 19% compared to $75.7 million for the first nine months of fiscal 2007.

Excluding the VIE, EBITDA for the first nine months of fiscal 2008 was $7.8 million compared to $12.4 million in the prior year. Fiscal 2008 year-to-date EBITDA was impacted by:

o A loss of $3.4 million from the three vessels operated under the time charter with WMS for the nine months ended December 31, 2007, versus a profit of $2.6 million for the nine months ended December 31, 2006; and,

o A $1.2 million charge to EBITDA for the nine months ended December 31, 2007, associated with one-time expenses related to improving management infrastructure, upgrading business software and IT, and further improving internal controls.

Scott Bravener, President of Lower Lakes stated, "Despite the effect of the WMS work stoppage, we continued to see significant margin improvement at the vessel operating level due to freight rate increases, ongoing investments in our infrastructure and vessel upgrades. For example, capital investments together with an increased focus on training and procedures for our U.S.-flagged vessels in early 2007 contributed to a 77% increase in operating margin for the nine months ended December 31, 2007, over the prior year period.

"In addition, our significant investments in IT, software and key administrative staff have set the foundation for additional efficiency going forward," Bravener continued. "Public company G&A expense declined by 30% in the third quarter due to further efficiencies at the corporate operating level. Importantly, we expect our G&A expenses will not grow at the same rate as our business, further boosting our future operating margins."

Outlook

Laurence Levy concluded, "We are very positive about the outlook for the Company in the near and long term. The underlying economics of the business remain strong. We operate in an industry with high barriers to entry and where freight demand significantly exceeds available capacity. In addition, our diversified cargo base and strong network of blue-chip customers uniquely positions Rand to weather any near-term macro-economic challenges. Lastly, our low cost operating structure and long-term contractual revenue provide strong cash flow visibility and a clear path to profitability. Concurrently, we continue to explore attractive, financially prudent acquisition opportunities to complement our organic growth initiatives."

                              Rand Logistics, Inc.
                   Summary Statement of Operations (unaudited)

                                                        Three months ended  Three months ended  Nine months ended  Nine months ended
                                                             31-Dec-07          31-Dec-06          31-Dec-07          31-Dec-06
----------------------------------------------------------------------------------------------  ------------------------------------
Revenue - Company operated vessels                             31,840            24,767              81,327             70,726
Revenue - Outside voyage charter revenue                        4,077             1,337               8,697              5,011
----------------------------------------------------------------------------------------------  ------------------------------------
                                                               35,917            26,104              90,024             75,737
Expenses
  Outside voyage charter fees                                   4,034             1,310               8,605              4,935
  Vessel operating expenses                                    26,281            19,819              63,381             52,304
  Non operational repairs and maintenance                           7                40                 101                 97
----------------------------------------------------------------------------------------------  ------------------------------------
                                                               30,322            21,169              72,087             57,336
----------------------------------------------------------------------------------------------  ------------------------------------
Income before general and administrative, depreciation,
amortization of drydock costs and intangibles, other
income and expenses and income taxes                            5,595             4,935              17,937             18,401
----------------------------------------------------------------------------------------------  ------------------------------------
  General and administrative                                    2,648             1,955               7,391              4,914
  Depreciation and amortization of drydock costs and
    intangibles                                                 2,744             1,840               7,535              5,079
  Write-off of retired vessel to salvage value                  1,687                --               1,687                 --
  Loss (gain) on foreign exchange                                  11                88                (208)               178
----------------------------------------------------------------------------------------------  ------------------------------------
                                                                7,090             3,883              16,405             10,171
----------------------------------------------------------------------------------------------  ------------------------------------
Income before interest, other income and expenses and
income taxes                                                   (1,495)            1,052               1,532              8,230
----------------------------------------------------------------------------------------------  ------------------------------------
Net income                                                     (2,178)              232              (4,015)             2,900
----------------------------------------------------------------------------------------------  ------------------------------------
Net income (loss) per share - basic                             (0.18)          $  0.03             ($ 0.36)           $  0.42
Net income (loss) per share - diluted                           (0.18)          $  0.03             ($ 0.36)           $  0.35

Conference Call

Management will host a conference call to discuss the results at 8:30 a.m. ET on Thursday, February 14, 2008. Interested parties may participate in the conference call by dialing 800-257-6566 (303-205-0033 for international callers). When prompted, ask for the "Rand Logistics Third Quarter Fiscal 2008 Earnings Conference Call."

A phone replay will be available from 10:30 a.m. ET on Thursday, February 14, 2008, until midnight ET on Friday, February 22, 2008. Dial (800) 405-2236 (305-590-3000 for international callers) and enter the code 11108709# to access the phone replay. Additionally, the conference call will be webcast simultaneously on the Thomson Streetevents website at www.streetevents.com.

Reconciliation of Non-GAAP Measure to GAAP

EBITDA represents earnings before interest, income tax expense, depreciation and amortization, loss on asset disposal, and loss (gain) on foreign exchange. EBITDA is not a measure of performance or liquidity calculated in accordance with generally accepted accounting principles ("GAAP"), is unaudited and should not be considered an alternative to, or more meaningful than, net income or income from operations as an indicator of our operating performance, or cash flows from operating activities, as measures of liquidity. EBITDA has been presented as a supplemental disclosure because it is a widely used measure of performance and basis for valuation. A reconciliation of GAAP net income to EBITDA is included in the financial tables accompanying this release.

About Rand Logistics

Rand Logistics, Inc. is a leading provider of bulk freight shipping services throughout the Great Lakes region. Through its subsidiaries, the Company operates a fleet of ten self-unloading bulk carriers, including nine River Class vessels and one River Class integrated tug/barge unit, and three conventional bulk carriers, of which one is operated under a contract of affreightment. The Company is the only carrier able to offer significant domestic port-to-port services in both Canada and the U.S. on the Great Lakes. The Company's vessels operate under the U.S. Jones Act - which dictates that only ships that are built, crewed and owned by U.S. citizens can operate between U.S. ports - and the Canada Marine Act - which requires Canadian commissioned ships to operate between Canadian ports.

Forward-Looking Statements

This press release may contain forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) concerning the Company and its operating subsidiaries. Forward-looking statements are statements that are not historical facts, but instead statements based upon the current beliefs and expectations of management of the Company. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from the results included in such forward-looking statements.

CONTACT:                               -OR-          INVESTOR RELATIONS COUNSEL:

Rand Logistics, Inc.                                 The Piacente Group
Laurence S. Levy, Chairman & CEO                     Lenny Santiago
Edward Levy, President                               (212) 481-2050
212-644-3450                                         Lenny@tpg-ir.com

                              Rand Logistics, Inc.
                      Consolidated Statements of Operations
          (U.S. Dollars in Thousands except Earnings Per Share Figures)

------------------------------------------------------------------------------------------------------------------------------------
                                                       Three months ended  Three months ended   Nine months ended  Nine months ended
                                                        December 31, 2007   December 31, 2006   December 31, 2007  December 31, 2006
                                                           (unaudited)         (unaudited)         (unaudited)        (unaudited)
------------------------------------------------------------------------------------------------------------------------------------
REVENUE                                                       35,917              26,104              90,024             75,737
------------------------------------------------------------------------------------------------------------------------------------

EXPENSES
      Outside voyage charter fees                              4,034               1,310               8,605              4,935
      Vessel operating expenses                               26,281              19,819              63,381             52,304
      Repairs and maintenance                                      7                  40                 101                 97
      General and administrative                               2,648               1,955               7,391              4,914
      Depreciation                                             1,719               1,408               4,882              3,737
      Amortization of drydock costs                              376                  83               1,149                251
      Amortization of intangibles                                633                 295               1,392              1,001
      Amortization of chartering agreement costs                  16                  54                 112                 90
      Write-off of retired vessel to salvage value             1,687                  --               1,687                 --
      (Gain) loss on foreign exchange                             11                  88                (208)               178
------------------------------------------------------------------------------------------------------------------------------------
                                                              37,412              25,052              88,492             67,507
------------------------------------------------------------------------------------------------------------------------------------
INCOME BEFORE OTHER INCOME AND EXPENSES AND INCOME TAXES      (1,495)              1,052               1,532              8,230
------------------------------------------------------------------------------------------------------------------------------------

OTHER INCOME AND EXPENSES
Interest expense                                               1,369               1,166               3,486              2,875
Interest income                                                  (53)               (135)               (195)              (223)
Loss on interest rate swap contract                               35                  --                  43                 --
------------------------------------------------------------------------------------------------------------------------------------
                                                               1,351               1,031               3,334              2,652
------------------------------------------------------------------------------------------------------------------------------------

INCOME BEFORE INCOME TAXES                                    (2,846)                 21              (1,802)             5,578
------------------------------------------------------------------------------------------------------------------------------------
PROVISION (RECOVERY) FOR INCOME TAXES
Current                                                           76                 (68)                 43                (57)
Deferred                                                        (833)               (245)               (462)             1,960
------------------------------------------------------------------------------------------------------------------------------------
NET INCOME  BEFORE MINORITY INTEREST                          (2,089)                334              (1,383)             3,675
MINORITY INTEREST                                               (228)               (443)               (259)              (360)
------------------------------------------------------------------------------------------------------------------------------------
NET INCOME                                                    (1,861)                777              (1,124)             4,035
------------------------------------------------------------------------------------------------------------------------------------
PREFERRED STOCK DIVIDENDS                                        317                 295                 909                885
COMMON STOCK DIVIDEND OF VIE                                      --                 250                  --                250
------------------------------------------------------------------------------------------------------------------------------------
STOCK WARRANT INDUCEMENT DISCOUNT                                 --                  --               1,982                 --
------------------------------------------------------------------------------------------------------------------------------------
NET (LOSS) INCOME APPLICABLE TO COMMON STOCKHOLDERS           (2,178)                232              (4,015)             2,900
------------------------------------------------------------------------------------------------------------------------------------

Net (loss) earnings per share basic                           ($0.18)              $0.03              ($0.36)             $0.42
Net (loss) earnings per share diluted                         ($0.18)              $0.03              ($0.36)             $0.35
Weighted average shares basic                             12,092,142           8,003,754          11,109,942          6,937,185
Weighted average shares diluted                           12,092,142          12,466,881          11,109,942         10,830,400

                              Rand Logistics, Inc.
                   Selected Financial Information (unaudited)
                    Reconciliation of Income before Interest,
              Other Income and Expenses and Income Taxes to EBITDA

                                             Rand         Variable                        Rand         Variable
                                          Logistics    Interest Entity  Consolidated    Logistics   Interest Entity  Consolidated
                                         three months   three months    three months  three months    three months   three months
                                            ended           ended           ended         ended          ended           ended
                                          31-Dec-07       31-Dec-07       31-Dec-07     31-Dec-06      31-Dec-06       31-Dec-06
                                         ----------------------------------------------------------------------------------------
Income before interest,
other income and expenses
and income taxes                            (2,055)             560          (1,495)          962             90          1,052

Loss (gain) on foreign exchange                 11               --              11            88             --             88
Write-off of retired vessel
to salvage value                             1,687               --           1,687            --             --             --
Depreciation and amortization
of dry-dock costs and
intangibles                                  2,235              509           2,744         1,601            239          1,840
---------------------------------------------------------------------------------------------------------------------------------
EBITDA                                       1,878            1,069           2,947         2,651            329          2,980
                                         ----------------------------------------------------------------------------------------

                                             Rand         Variable                      Rand          Variable
                                          Logistics   Interest Entity  Consolidated   Logistics   Interest Entity  Consolidated
                                         nine months    nine months     nine months  nine months    nine months     nine months
                                            ended          ended           ended        ended          ended           ended
                                          31-Dec-07      31-Dec-07       31-Dec-07    31-Dec-06      31-Dec-06       31-Dec-06
                                         --------------------------------------------------------------------------------------
Income before interest,
other income and expenses
and income taxes                               (293)         1,825           1,532        7,564           666           8,230

Loss (gain) on foreign exchange                (208)            --            (208)         178            --             178
Write-off of retired vessel
to salvage value                              1,687             --           1,687           --            --              --
Depreciation and amortization
of dry-dock costs and
intangibles                                   6,590            945           7,535        4,680           398           5,078
---------------------------------------------------------------------------------------------------------------------------------

EBITDA                                        7,776          2,770          10,546       12,422         1,064          13,486
                                         ----------------------------------------------------------------------------------------

                              Rand Logistics, Inc.
                           Consolidated Balance Sheets
                            U.S. Dollars in Thousands

                                                                                   December 31,      March 31,
                                                                                       2007             2007
ASSETS                                                                              (unaudited)      (audited)
CURRENT
       Cash and cash equivalents                                                    $   3,150        $   7,207
       Blocked Account                                                                  2,700               --
       Accounts receivable                                                             16,943            2,702
       Prepaid expenses and other current assets                                        3,848            3,122
       Income taxes receivable                                                            263              263
       Deferred income taxes                                                            1,238            1,219
--------------------------------------------------------------------------------------------------------------
 Total current assets                                                                  28,142           14,513

BLOCKED ACCOUNT                                                                            --            2,700
PROPERTY AND EQUIPMENT, NET                                                            83,622           66,859
DEFERRED INCOME TAXES                                                                  14,408           13,574
DEFERRED DRYDOCK COSTS, NET                                                             7,412            5,895
INTANGIBLE ASSETS, NET                                                                 16,468           13,334
GOODWILL                                                                               11,711            6,363
--------------------------------------------------------------------------------------------------------------

 Total assets                                                                       $ 161,763        $ 123,238
==============================================================================================================
LIABILITIES

CURRENT
       Bank indebtedness                                                            $   2,823        $   5,097
       Accounts payable                                                                12,342           11,445
       Accrued liabilities                                                              6,178            3,237
       Acquired Management Bonus Program                                                3,000               --
       Interest rate swap contract                                                        187              135
       Income taxes payable                                                               338              385
       Deferred income taxes                                                              969              589
       Current portion of long-term debt                                               17,994            4,398
--------------------------------------------------------------------------------------------------------------
Total current liabilities                                                              43,831           25,286
LONG-TERM DEBT                                                                         38,823           34,864
ACQUIRED MANAGEMENT BONUS PROGRAM                                                          --            3,000
DEFERRED INCOME TAXES                                                                  14,397           13,624
--------------------------------------------------------------------------------------------------------------

 Total liabilities                                                                     97,051           76,774
==============================================================================================================

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY
       Preferred stock, $.0001 par value,                                              14,900           14,900
       Authorized 1,000,000 shares, Issued and outstanding 300,000 shares
       Common stock, $.0001 par value                                                       1                1
       Authorized 50,000,000 shares, Issued and outstanding 12,092,142 shares
       Additional paid-in capital                                                      58,232           38,407
       Accumulated deficit                                                             (9,962)          (5,947)
       Accumulated other comprehensive income (loss)                                    1,625           (1,073)
       Minority interest of variable interest entity                                      (84)             176
--------------------------------------------------------------------------------------------------------------

 Total stockholders' equity                                                            64,712           46,464
--------------------------------------------------------------------------------------------------------------
  Total liabilities and stockholders' equity                                        $ 161,763        $ 123,238
--------------------------------------------------------------------------------------------------------------

                                      # # #


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